Exhibit K
Half-Yearly Review

2009-10
New South Wales
9 December 2009
This statement is released in compliance with section 8 of the Public Finance and Audit Act 1983. That section requires the Treasurer by 31 December in each year, to publicly release a statement (the half-yearly review) containing:
•	revised projections for the current financial year and an explanation of any significant variation in those revised projections from the original budget time projections
•	revised forward estimates, for major aggregates, over 3 years
•	the latest economic projections for the current financial year and an explanation of any significant variation from the budget time projections contained in the Budget Papers.
Section 8 also requires the half-yearly review is to be based on actual results as at the end of the previous October.
Also published with this statement are Uniform Presentation Framework (UPF) tables to meet Australian Loan Council reporting obligations.
Budget Paper No. 2 Budget Statement contains the full details of the 2008-09 Budget and UPF, as well as budget scope and other explanatory information. All financial statements presented are prepared in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.
www.treasury.nsw.gov.au
www.budget.nsw.gov.au

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1. OVERVIEW

The economic outlook for New South Wales and Australia has improved since the release of the
2009-10 Budget. This improved outlook is driven by strong export demand from Australia’s Asian trading partners, improved conditions in finance markets, and a strong rebound in consumer and business confidence.
Growth in the New South Wales economy is forecast to strengthen in 2010-11, despite higher interest rates and a higher exchange rate than expected at budget time.
The improved economic outlook is positive for the fiscal position in New South Wales. The budget is expected to move back into surplus a year earlier than anticipated. This is largely due to higher revenues generated by improved economic activity, particularly GST grants from the Australian Government and payroll tax, along with higher mining royalties. Expense growth is still expected to be constrained and in line with budget time forecasts.
Relative to previous forecasts, the outlook has improved by a total of $1,312 million in aggregate across the budget and forward estimates period.
Table 1.1: Projected Budget Results

	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m

2009-10 Budget	-990	-116	86	642

Half-Yearly Review	-1,020	872	554	528

Table 1.2: Projected Growth in Revenues and Expenses

	Revenue growth	Expense growth
	four year average	four year average
	2009-10 to 2012-13	2009-10 to 2012-13

2009-10 Budget	5.0%	4.0%

Half-Yearly Review	4.9%	4.2%

The general government balance sheet will also improve in line with the economic outlook.
This is due to better projected budget outcomes and the positive impact of improvements in equity markets.
Projections of general government net financial liabilities and net debt, both in dollar terms and as a percentage of gross state product, have been revised downwards since the 2009-10 Budget.

2009-10 Half-Yearly Review	Page 5 of 46

Table 1.3: Projected General Government Net Financial Liabilities

	30 June
	2010	2011	2012	2013

2009-10 Budget
- $m	53,837	53,719	55,050	55,705
- % of GSP	14.5	13.9	13.3	12.6

Half-Yearly Review
- $m	53,407	53,091	54,019	54,565
- % of GSP	13.7	12.9	12.4	11.7

Table 1.4:	Projected General Government Net Debt

	30 June
	2010	2011	2012	2013

2009-10 Budget
- $m	12,821	15,100	15,826	15,756
- % of GSP	3.4	3.9	3.8	3.6

Half-Yearly Review
- $m	12,013	13,871	13,459	13,001
- % of GSP	3.1	3.4	3.1	2.8

Revisions to the fiscal outlook will see the key metric used by Standard and Poor’s rating agency to assess the State’s Triple A credit rating improve compared with estimates at budget time.

Table 1.5:	Net Debt and Unfunded Superannuation Liabilities as a Share of Total Revenues (Non-Financial Public Sector)

	30 June
	2010	2011	2012	2013

2009-10 Budget	109.7	109.4	112.8	112.6

Half-Yearly Review	106.1	105.5	108.4	109.6

Page 6 of 46	2009-10 Half-Yearly Review

Chart 1.1:	Net Debt and Unfunded Superannuation Liabilities as a share of Total Revenue (non-financial public sector)

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.
Commonwealth Grants Commission Risk
The biggest risk to the budget outlook relates to the outcome of the Commonwealth Grants Commission’s 2010 Review of State Revenue Sharing Relativities. The approach set out in the Commission’s draft report released in July 2009 would, if implemented in full, have a significant adverse impact on the level of GST grants paid to NSW from 2010-11 onwards. The review is scheduled to be completed by 26 February 2010.

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2. FISCAL POSITION

2.1 2009-10 BUDGET RESULT
The budget deficit for 2009-10 is now forecast to be $1,020 million — virtually unchanged from the budget time estimate.
Table 2.1: General Government Sector Operating Statement

					4 Months to
	2008-09	2009-10			31/10/2009
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation	17,855	18,011	18,572	561	5,978
Grant Revenue
- Commonwealth general purpose	11,974	12,621	12,695	74	4,039
- Commonwealthnational agreements	6,573	6,621	6,677	56	2,208
- Commonwealth national partnerships	3,145	5,796	5,829	33	1,878
- Other grants and subsidies	617	639	618	(21)	181
Sale of goods and services	4,048	3,859	3,835	(24)	1,361
Interest	415	390	379	(11)	141
Dividend and income tax equivalent income from other sectors	1,828	2,013	1,782	(231)	595
Other dividends and distributions	196	205	332	127	72
Fines, regulatory fees and other revenue	3,012	2,803	3,286	483	896

Total Revenue	49,663	52,958	54,005	1,047	17,348

Expenses from Transactions
Employee	22,080	22,724	23,051	327	7,529
Superannuation
- Superannuation interest cost	705	851	1,003	152	344
- Other superannuation	1,955	2,177	2,167	(10)	720
Depreciation and amortisation	2,614	2,915	2,861	(54)	907
Interest	1,505	1,531	1,703	172	502
Other property	1	1	1	—	0
Other operating	10,969	11,426	11,576	150	3,474
Grants and transfers
- Current grant and subsidies	7,697	8,274	8,233	(41)	2,919
- Capital grants	3,034	4,049	4,430	381	1,057
Total Expenses	50,560	53,948	55,025	1,077	17,452

BUDGET RESULT — SURPLUS/(DEFICIT) [Net Operating Result]	(897)	(990)	(1,020)	(30)	(105)

2009-10 Half-Yearly Review	Page 9 of 46

Table 2.1: General Government Sector Operating Statement (cont)

					4 Months to
	2008-09	2009-10			31/10/2009
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	—	—	—	—
Gain/(Loss) from other liabilities	(437)	(3)	(119)	(116)	(1)
Other net gains/(losses)	(699)	396	571	175	559
Share of earnings from Associates (excluding dividends)	19	35	36	1	—
Dividends from asset sale proceeds	11	113	100	(13)
Deferred tax from other sectors	(1,021)	—	—	—	—
Other	(136)	16	(83)	(99)	(5)

Operating result (accounting basis)	(3,160)	(433)	(515)	(82)	448

Other economic flows — other movements in equity
Superannuation actuarial gains/(loss)	(11,457)	1,416	(593)	(2,009)	(272)
Revaluations	5,432	1,331	2,203	872	17
Net gain/(loss) on equity investments in other sectors	(1,606)	1,872	2,280	408	646
Net gain/(loss) on financial instruments at fair value	—	(7)	14	21	—
Other	(98)	—	(38)	(38)	(80)

Comprehensive result — total change in net worth	(10,889)	4,179	3,351	(828)	760

Key Fiscal Aggregates

Comprehensive result — total change in net worth	(10,889)	4,179	3,351	(828)	760
less : Net other economic flows	9,992	(5,169)	(4,371)	798	(864)
equals: Budget Result — net operating balance	(897)	(990)	(1,020)	(30)	(105)

less: Net acquisition of non-financial assets
Purchase of non-financial assets	4,853	7,426	7,274	(152)	1,644
Sales of non-financial assets	(390)	(804)	(814)	(10)	(167)
less : Depreciation	(2,614)	(2,915)	(2,861)	54	(907)
plus : Change in inventories	31	9	8	(1)	14
plus : Other movements in non-financial assets
- Assets acquired under finance leases	440	237	314	77	51
- Other	58	22	70	48	28
equals: Total Net acquisition of non-financial assets	2,378	3,975	3,991	16	664

equals: Net Lending/(borrowing) [Fiscal Balance]	(3,275)	(4,965)	(5,011)	(46)	(769)

OTHER AGGREGATES
Capital Expenditure	5,293	7,663	7,588	(75)	1,695

Page 10 of 46	2009-10 Half-Yearly Review

Revenues
Total revenue in 2009-10 is estimated to be $54 billion, which is $1 billion or 2 per cent higher than the budget estimate. This mainly reflects higher taxation revenues (up 3 per cent or $561 million), other dividends and distributions (up 62 per cent or $127 million), fines, fees and other revenues (up 17 per cent or $483 million), offset by lower financial distributions from government businesses (down 12 per cent of $231 million).
Taxation revenue in 2009-10 is expected to be $561 million above the budget estimate. Transfer duty has been revised up by $520 million or 19 per cent above budget. The budget forecasts assumed that a recovery in the residential property market would emerge in 2010-11. This recovery has already commenced and the impact on revenue has been brought forward and spread more broadly over two years, 2009-10 and 2010-11.
Table 2.2:  Taxation Revenue

	2008-09	2009-10		2010-11	2011-12	2012-13
	Actual	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m	$m

Stamp Duties	4,106	4,081	4,631	5,453	6,017	6,149
Purchaser Transfer Duty	2,736	2,730	3,250	3,980	4,475	4,725
Other Stamp Duties	1,370	1,351	1,381	1,473	1,542	1,424
Payroll Tax	6,354	6,172	6,168	6,558	6,780	7,148
Land Tax	2,252	2,352	2,229	2,288	2,363	2,514
Taxes on Motor Vehicle Ownership and Operation	1,547	1,650	1,650	1,731	1,808	1,892
Gambling and Betting	1,626	1,683	1,735	1,797	1,899	2,000
Other Tax Revenues	1,970	2,073	2,159	2,396	2,476	2,569

Total Tax Revenue	17,855	18,011	18,572	20,223	21,343	22,272

The revised estimate of payroll tax in 2009-10 is in line with the budget time estimate although the underpinning factors are now attributed to lower average hours worked with a higher than expected level of employment. As the economic recovery gathers momentum, average hours worked are also expected to recover and this will augment the impact on payroll tax revenue of the projected growth in total employment.
Land tax revenue in 2009-10 has been revised down, primarily due to a reduction in the number of residential land tax payers. Available data suggest that many of the additional first-home buyers have purchased their dwelling from former landlords.
General purpose payments from the Australian Government in 2009-10 have been revised up by $74 million. Gross GST revenue in 2009-10 has increased by $293 million, but this has been offset by a number of one-off factors. Budget Balancing Assistance of $109 million was budgeted to be received in 2009-10 but was paid in 2008-09. Repayments to the Australian Government of $121 million were netted against revenue in 2009-10 rather than in 2008-09. This relates to previous years’ compensation following revised arrangements for the Wine Equalisation Tax and for small business GST collections.
Funding for national agreements and national partnership payments are expected to be $89 million higher than budget due to a combination of new grants offset by amendments to existing grant programs.

2009-10 Half-Yearly Review	Page 11 of 46

Dividends and income tax equivalents are expected to be $231 million lower than budget in 2009-10. This principally arises in the electricity sector, with forecast dividends and taxes down by $185 million. This reduction is driven by the impact on profits of increased government guarantee fees arising from an expanded margin between Triple A rated borrowings and other debt raisings.
Other dividends and distributions are $127 million above budget. This is mainly due to higher distributions from the NSW Treasury Corporation Hour-Glass facility to the NSW Self Insurance Corporation and relates to a stronger than expected investment performance.
Fines, regulatory fees and other revenues are expected to be $483 million higher than 2009-10 Budget estimate. Revenues have been affected significantly by the transfer of council roads to the RTA following implementation of the NSW Road Reclassification Review ($400 million). The increased revenues are offset in expenses by the transfer of roads to local councils ($371 million).
Expenses
Total expenses are estimated to be $55 billion in 2009-10, which is $1.1 billion or 2 per cent higher than budget. The majority of expense increases have been driven by technical accounting treatments and parameter changes. This includes:
w	$162 million movement in outstanding claims for the NSW Self Insurance Corporation. The increase is mainly driven by the NSW Police’s Death and Disability Scheme and additional claims incurred against NSW agencies as a result of bush fire damage in Canberra in 2002-03.

w	$152 million increase in superannuation expenses arising from higher interest rates in June 2009.

w	$172 million increase in interest expenses due to higher than expected interest rates and a decision to lengthen the debt portfolio to lock in historically low interest rates.

w	$371 million of roads transferred to councils on implementation of the NSW Road Classification Review. This is offset by $400 million in revenue, relating to roads transferred to the Roads and Traffic Authority.

w	$55 million relating to the first time recognition of the Sydney Harbour Tunnel as a finance lease.

Page 12 of 46	2009-10 Half-Yearly Review

2.2 FORWARD ESTIMATES
The 2009-10 projections are discussed in section 2.1 of this review. The revised results for 2010-11 onwards are driven by the improved economic outlook since the delivery of the 2009-10 Budget.
Table 2.3: Budget Results

	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m

Budget Time	-990	-116	86	642
Half-Yearly Review	-1,020	872	554	528
Improvement	-30	988	468	-114

The earlier than expected recovery in economic activity will result in higher revenues, particularly in 2010-11 and 2011-12. After this, revenues are expected to move back more in line with the 2009-10 Budget projections. Significant revenue growth is expected across a number of areas including:
w	GST payments are projected to increase in line with Australian Government forecasts.

w	Economic Stimulus payments in 2010-11 and 2011-12 for the Building the Education Revolution.

w	Payroll tax flowing from increased economic activity.

w	Higher mining royalties reflecting an improved world economic outlook and the impact of this on both the value and volume of coal production.

w	Government Guarantee Payments from commercial businesses largely driven by higher capital programs and increased debt margins. As these payments are an expense to businesses, there is an offsetting reduction in dividends and tax equivalent payments.
The estimate of GST revenues is based on current relativities determined by the Commonwealth Grants Commission. The approach set out in the Commission’s draft report released in July 2009 would, if implemented in full, have a significant adverse impact on the level of GST grants paid to New South Wales from 2010 onwards.
Expenses growth in 2010-11 and later years is still expected to be in line with budget projections of around 2-3 per cent per annum. The only significant post-Budget changes in expenses relate to:
w	Increased capital grants to the Transport Infrastructure Development Corporation to finance bringing forward the completion date for Stage 2 of the South West Rail Link.

w	Higher interest expenses consistent with a return to more normal economic conditions. Higher interest costs are therefore acting as an offset to higher revenues from GST and payroll tax.

w	Higher workers compensation expenses largely due to actuarial assessments of outstanding liabilities.

2009-10 Half-Yearly Review	Page 13 of 46

Table 2.4: General Government Sector Operating Statement — 2009-10 to 2012-13

	2008-09	2009-10	2010-11	2011-12	2012-13
	Actual	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	17,855	18,572	20,223	21,343	22,272
Grant and Subsidies
- Commonwealth general purpose	11,974	12,695	14,014	15,018	15,868
- Commonwealth national agreements	6,573	6,677	6,785	7,195	7,566
- Commonwealth national partnerships	3,145	5,829	4,359	3,174	2,462
- Other grants and subsidies	617	618	645	572	477
Sale of goods and services	4,048	3,835	4,384	4,611	4,845
Interest	415	379	345	338	354
Dividend and income tax equivalent income from other sectors	1,828	1,782	2,202	2,440	2,486
Other dividends and distributions	196	332	388	416	460
Fines, regulatory fees and other	3,012	3,286	3,630	3,425	3,404

Total Revenues	49,663	54,005	56,975	58,532	60,194

Expenses from Transactions
Employee	22,080	23,051	24,177	25,436	26,427
Superannuation
- Superannuation interest cost	705	1,003	905	1,028	1,056
- Other superannuation	1,955	2,167	2,216	2,235	2,250
Depreciation and amortisation	2,614	2,861	3,083	3,286	3,453
Interest	1,505	1,703	2,047	2,183	2,235
Other property	1	1	2	2	2
Other operating	10,969	11,576	12,158	12,577	12,859
Grant and transfers
- Current grant and subsidies	7,697	8,233	8,002	8,144	8,535
- Capital grants	3,034	4,430	3,513	3,087	2,849

Total Expenses	50,560	55,025	56,103	57,978	59,666

BUDGET RESULT — SURPLUS/(DEFICIT)
[Net Operating Result]	(897)	(1,020)	872	554	528

Page 14 of 46	2009-10 Half-Yearly Review

Table 2.4: General Government Sector Operating Statement — 2009-10 to 2012-13 (cont)

	2008-09	2009-10	2010-11	2011-12	2012-13
	Actual	Revised	Forward estimates
	$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	—	—	—	—
Gain/(Loss) from other liabilities	(437)	(119)	59	(65)	(70)
Other net gains/(losses)	(699)	571	487	570	619
Share of earnings from Associates (excluding dividends)	19	36	47	49	58
Dividends from asset sale proceeds	11	100	346	52	11
Deferred tax from other sectors	(1,021)	—	—	—	—
Other	(136)	(83)	48	49	44

Operating result (accounting basis)	(3,160)	(515)	1,859	1,209	1,190

Other economic flows — other movements in equity
Superannuation actuarial gains/(loss)	(11,457)	(593)	2,763	(205)	(204)
Revaluations	5,432	2,203	2,476	2,525	2,621
Net gain/(loss) on equity investments in other sectors	(1,606)	2,280	2,564	2,538	2,754
Net gain/(loss) on financial instruments at fair value	—	14	—	—	—
Other	(98)	(38)	—	—	—

Comprehensive result — total change in net worth	(10,889)	3,351	9,662	6,067	6,361

Key Fiscal Aggregates

Comprehensive result — total change in net worth	(10,889)	3,351	9,662	6,067	6,361
less: Net other economic flows	9,992	(4,371)	(8,790)	(5,513)	(5,833)
equals: Budget Result — net operating balance	(897)	(1,020)	872	554	528

less: Net acquisition of non-financial assets
Purchase of non-financial assets	4,853	7,274	7,268	5,659	5,103
Sales of non-financial assets	(390)	(814)	(565)	(726)	(479)
less: Depreciation	(2,614)	(2,861)	(3,083)	(3,286)	(3,453)
plus : Change in inventories	31	8	(6)	(2)	(7)
plus : Other movements in non-financial assets
- Assets acquired under finance leases	440	314	427	118	110
- Other	58	70	55	43	(4)
equals: Total Net acquisition of non-financial assets	2,378	3,991	4,096	1,806	1,270

equals: Net Lending/(borrowing) [Fiscal Balance]	(3,275)	(5,011)	(3,224)	(1,252)	(742)

OTHER AGGREGATES
Capital Expenditure	5,293	7,588	7,695	5,777	5,213

(a)	Excludes PTE/PFE Equity.

2009-10 Half-Yearly Review	Page 15 of 46

2.3 TOTAL STATE INFRASTRUCTURE INVESTMENT
Over the next four years the total State infrastructure investment is expected to total $65.5 billion — supporting up to 165,000 full time equivalent jobs a year. This is an increase of $2.5 billion or 4 per cent over the 2009-10 Budget estimate. This includes a $1.8 billion increase in the public trading enterprise sector driven by increased transport expenditure. General government sector capital expenditure has also increased by $732 million since the budget.
Table 2.5: State Infrastructure Investment Summary

	2009-10	2010-11	2011-12	2012-13	Total
	Revised	Forward estimates			Estimates
Total State	$m	$m	$m	$m	$m

Half-Yearly Review
Total General Government	7,588	7,695	5,777	5,212	26,272
Total PTE Sector	10,476	10,243	9,548	8,970	39,238

Total	18,056	17,930	15,316	14,173	65,475

Variation from 2009-10 Budget
Total General Government	(75)	800	195	(188)	732
Total PTE Sector	143	421	571	677	1,812

Total	66	1,221	764	488	2,540

(a)	Total state sector infrastructure investment may not total general government and PTE sector infrastructure investment because of inter-sectoral purchases which cancel out on consolidation. Total state sector excludes the public financial enterprise sector..
General Government
In the 4 years to 30 June 2013, capital expenditure is expected to total $26.3 billion. This is an increase of $732 million or 3 per cent over the budget estimate.
In 2009-10, capital expenditure will total $8 billion, which is $75 million below budget estimate. The main changes in the program since budget are:
w	$110 million increase in capital expenditure by the Department of Health primarily for major repair works now capitalised ($67 million), and Elective Surgery capital works funded from Australian Government receipts from 2008-09 ($27 million).

w	$82 million increase in the Department of Transport and Infrastructure program due mainly to the accelerated delivery of buses for private operators.

w	$192 million reduction in the program of the Roads and Traffic Authority following the deferral of the Woomargama project ($172 million) to 2010-11 and 2011-12. Expenditure has also been revised down to reflect changes in the timing of receipts from the Australian Government.

w	$24 million reduction in the Department of Education and Training program due to the deferral by the Australian Government of a component of Building the Education Revolution ($100 million) offset by implementation of Training Infrastructure Investment for Tomorrow, Better TAFE Facilities and National Solar Schools programs.

Page 16 of 46	2009-10 Half-Yearly Review

Changes in the forward estimates contributing to the increase of $807 million to budget are due to:
w	$458 million for Building the Education Revolution program in 2010-11 and 2011-12.

w	$339 million capital acquisitions for the RTA primarily for the Woomargama project ($172 million) and revisions for Australian Government funding ($117 million).
Public Trading Enterprises
In the 4 years to 30 June 2013, capital expenditure in the public trading enterprise sector is expected to total $39.2 billion. This is an increase of $1.8 billion or 5 per cent over the budget estimate.
These variations are primarily driven by an increase of over $1 billion in the transport sector with major variations relating to additional spending on the Rail Clearways program, changes to the Sydney Metro project cashflows, including allowances for elements completed by the private sector, and the bringing forward of the South West Rail Link Stage 2 project.
The electricity sector also contributes to higher capital expenditure with a number of changes to projects such as the increase in Delta Electricity’s expenditure on their Western Coal Unloader and Western Rail Upgrades. Capital expenditure in the Ports sector has also increased due to changes in Sydney Ports and Newcastle Ports capital programs, including changes to the timing of port-side land purchases in Newcastle.

2009-10 Half-Yearly Review	Page 17 of 46

2.4 BALANCE SHEET
The following table provides a comparison of the latest projections for the general government balance sheet compared with those estimated in the 2009-10 Budget. The key aggregates are net financial liabilities, net debt and net worth.
Table 2.6: General Government Sector Balance Sheet

	June 2009	June 2010			October 2009
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

ASSETS

Financial Assets
Cash and cash equivalent assets	3,350	2,672	2,868	196	3,730
Receivables	5,556	4,972	5,745	773	4,950
Tax equivalent receivables	245	381	286	(95)	136
Financial assets at fair value	5,272	6,473	6,983	510	6,695
Advances paid	780	982	963	(19)	785
Deferred tax equivalents	4,576	4,632	4,952	320	4,578
Equity		—	—	—	—
Investments in other public sector entities	72,646	74,589	74,995	406	73,294
Investment in associates	1,050	1,099	1,085	(14)	1,050
Other	—	4	0	(4)	0

Total Financial Assets	93,475	95,804	97,877	2,073	95,219

Non-Financial Assets
Inventories	250	234	258	24	265
Forestry stock and other biological assets	7	7	7	—	7
Assets classified as held for sale	115	168	139	(29)	107
Investment properties	274	302	274	(28)	274
Property plant and equipment
Land and buildings	49,400	53,039	52,294	(745)	49,376
Plant and equipment	7,447	7,486	7,715	229	7,536
Infrastructure systems	52,086	48,829	54,824	5,995	52,445
Intangibles	977	928	1,088	160	981
Other	1,023	1,839	1,178	(661)	1,275

Total Non-Financial Assets	111,579	112,832	117,777	4,945	112,265

Total Assets	205,054	208,636	215,654	7,018	207,484

LIABILITIES
Deposits held	72	53	64	11	78
Payables	3,345	3,023	3,325	302	2,687
Tax equivalent payables	7	10	19	9	7
Borrowings and derivatives at fair value	21	—	23	23	21
Borrowings at amortised cost	16,582	22,088	21,934	(154)	18,581
Advances received	835	807	806	(1)	833
Employee provisions	9,888	9,688	10,447	759	10,063
Superannuation provisions	29,423	30,682	30,735	53	29,807
Deferred tax equivalent provision	746	998	983	(15)	751
Other provisions	5,501	5,265	5,530	265	5,481
Other	2,620	2,438	2,423	(15)	2,555

Total Liabilities	69,040	75,052	76,289	1,237	70,863

NET WORTH	136,014	133,584	139,365	5,781	136,621

OTHER KEY AGGREGATES
Net Debt	8,108	12,821	12,013	(808)	8,302
Net Financial Liabilities (a)	48,211	53,837	53,407	(430)	48,937

(a)     Excludes PTE/PFE Equity.

Page 18 of 46	2009-10 Half-Yearly Review

Net Financial Liabilities
Net financial liabilities are projected to be $53.4 billion in June 2010, $430 million lower than the budget estimate. The principal reason for this reduction was the positive impact of improving financial markets on general government financial assets.
Chart 2.1: General Government Net Financial Liabilities
(a) Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.
Net Debt
Net Debt is projected to be $12 billion at 30 June 2010, $808 million lower than the budget estimate. This principally reflects a projected improvement in the cash result of $698 million in 2009-10.
Chart 2.2: General Government Net Debt

(a)        Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.
(b)        Net debt has been adjusted to exclude the impact of prepaid superannuation contributions and transactions of the General Government Liability Management Fund.

2009-10 Half-Yearly Review	Page 19 of 46

Net Worth
General government sector net worth is projected to be $139.4 billion in June 2010. This is $5.8 billion above the budget time estimate. The increase in net worth reflects a higher value of non-financial assets as at June 2009 compared to the budget time estimate.
Chart 2.3: General Government Net Worth

(a)        Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.

Page 20 of 46	2009-10 Half-Yearly Review

2.5 CASH FLOW
Table 2.7: General Government Sector Cash Flow Statement

					4 Months to
	2008-09	2009-10			31/10/2009
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	17,590	18,003	18,493	490	6,123
Receipts from sale of goods and services	4,673	4,226	4,236	10	1,761
Grants & subsidies received	22,272	25,658	25,831	173	8,286
Interest receipts	412	390	388	(2)	122
Dividends and income tax equivalents	2,055	1,495	1,525	30	900
Other receipts	4,875	4,616	4,904	288	1,619
Total Cash Receipts from Operating Activities	51,877	54,388	55,377	989	18,812

Cash Payments from Operating Activities
Payments for employees	(20,994)	(22,488)	(22,606)	(118)	(7,398)
Payments for superannuation	(2,406)	(2,632)	(2,487)	145	(960)
Payments for goods and services	(12,190)	(12,989)	(13,191)	(202)	(4,452)
Grants and subsidies paid	(9,321)	(10,462)	(10,437)	25	(3,452)
Interest paid	(1,029)	(1,054)	(1,194)	(140)	(387)
Other payments	(2,760)	(2,834)	(2,884)	(50)	(869)
Total Cash Payments from Operating Activities	(48,700)	(52,459)	(52,799)	(340)	(17,519)

Net Cash Flows from Operating Activities	3,177	1,929	2,578	649	1,293

Cash Flows from investments in Non-Financial Assets
Sale of non-financial assets	374	804	803	(1)	163
Purchases of non-financial assets	(4,875)	(7,428)	(7,378)	50	(1,735)

Net Cash Flows from Investments in Non-Financial Assets	(4,501)	(6,624)	(6,575)	49	(1,572)

Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	80	279	242	(37)	6
Payments	(84)	(426)	(421)	5	(13)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(4)	(147)	(179)	(32)	(8)

Net Flows from investments from Financial Assets for Liquidity Purposes
Receipts from sale/maturity of investments	672	75	62	(13)	56
Payments for purchases of investments	(496)	(607)	(1,051)	(444)	(976)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	176	(532)	(989)	(457)	(919)

Cash Flows from Financing Activities
Advances received	—	—	—	—	—
Advances repaid	(49)	(49)	(51)	(2)	(3)
Proceeds from borrowings	3,163	5,973	6,026	53	2,474
Repayments of borrowings	(949)	(554)	(1,124)	(570)	(598)
Deposits received (net)	58	(5)	(10)	(5)	5
Other financing (net)	—	—	14	14	(111)
Net Cash Flows from Financing Activities	2,223	5,365	4,855	(510)	1,766

Net Increase/(Decrease) in Cash Held	1,071	(9)	(310)	(301)	561
Net cash flows from operating activities	3,177	1,929	2,578	649	1,293
Net cash flows from investments in non-financial assets	(4,501)	(6,624)	(6,575)	49	(1,572)

Cash Surplus/(Deficit)	(1,324)	(4,695)	(3,997)	698	(278)

2009-10 Half-Yearly Review	Page 21 of 46

The projected cash deficit of $4 billion is $698 million lower than the budget time estimate. The improved cash result is more favourable than the change in the budget result because the latter includes additional non-cash expenses such as valuation changes on superannuation and workers compensation liabilities. In addition, there are timing differences between cash and accrued dividends and tax equivalent revenues.

Page 22 of 46	2009-10 Half-Yearly Review

3. ECONOMIC OUTLOOK

Early signs of recovery in most developed economies and more discernible recoveries in Asian economies have led to upward revisions to global growth prospects since budget time.
Strong demand from Australia’s Asian trading partners, improved conditions in financial markets, and sharp rebounds in consumer and business confidence have led to the recent performance of the Australian and NSW economies being considerably better than expected at budget time. Consequently, Australian economic forecasts have been revised higher by the International Monetary Fund, the Australian Government in their Mid-Year Economic and Fiscal Outlook, and the Reserve Bank of Australia (RBA).
The NSW economy is now forecast to grow modestly in 2009-10, rather than contract, as was expected at budget time. Public demand, consumer spending and the rebuilding of inventories are expected to be the main drivers of growth. Dwelling investment is likely to record modest gains followed by a stronger upswing in 2010-11. Business investment is expected to remain subdued.
Growth in the NSW economy is forecast to strengthen in 2010-11, notwithstanding higher interest rates and a higher exchange rate than expected at budget time.
Table 3.1: Economic Performance and Outlook

	2008-09	2009-10		2010-11		2011-12 and 2012-13
	Revised	Budget	Revised	Budget	Revised	Budget	Revised
	Estimate	Forecast	Forecast	Forecast	Forecast	Parameters	Parameters

New South Wales
State Final Demand	1.8	-1	1	2 1/2	2 3/4
Gross State Product	1	-1/2	1 1/2	2 1/4	2 1/2	4 1/4	3 3/4
Employment	0	-1 3/4	0	1/4	3/4	2 1/4	1 3/4
Unemployment Rate (c)	5.6	7 3/4	6 1/2	8 1/2	6 3/4
Sydney CPI (b)	1.3	2	2 1/4	1 1/2	2 1/4	2 1/2	2 1/2
Wage Price Index	3.8	3 1/2	3 1/2	3 1/4	3 1/2	3 1/2	3 1/2

Australia

Non-Farm GDP Deflator	5.6	-1 1/4	-1/4	1 1/4	2 3/4
Ten year bond rate (c)	4.9	5 1/4	5 1/2	5 3/4	6	5 3/4	5 3/4

(a) Per cent change, year average, unless otherwise indicated
(b) Per cent change through the year to June quarter
(c) Year average, per cent
3.1 WORLD ECONOMY
The global economy is stronger than expected at budget time and global growth forecasts have consequently been revised up. Growth in Australia’s major trading partners is expected to be considerably stronger than the advanced economies. The worst of the global financial crisis-related falls in output and exports occurred in the last quarter of 2008 and the first quarter of 2009. Since then, financial market conditions have improved, equity markets have rebounded, confidence has increased and the global economy is stronger. The budget identified the upside possibility of growth exceeding expectations because of the aggressive and coordinated global fiscal and monetary stimulus.

2009-10 Half-Yearly Review	Page 23 of 46

Table 3.2: Evolution of IMF Forecasts for World Output

(Per cent change, calendar year)
	World Output		United States		Euro Area		Japan		China
Date of Forecast	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010
April 2009	-1.3	1.9	-2.8	0.0	-4.2	-0.4	-6.2	0.5	6.5	7.5

July 2009	-1.4	2.5	-2.6	0.8	-4.8	-0.3	-6.0	1.7	7.5	8.5

October 2009	-1.1	3.1	-2.7	1.5	-4.2	0.3	-5.4	1.7	8.5	9.0

Source: IMF, World Economic Outlook (WEO) and updates released between April 2009 and October 2009.
However, the downside risks identified in the budget remain. Financial markets are yet to fully normalise, governments face fiscal challenges and private sector activity is yet to show a sustained recovery in a number of advanced economies. High levels of excess capacity and deleveraging in advanced economies are expected to moderate their recoveries. There are also risks regarding the sustainability of the recent strong rebound in growth in China.
Overall, the risks to the global outlook now are more balanced as the large downside risks evident at budget time have diminished.
3.2 AUSTRALIAN ECONOMY
National GDP growth of 1.1 per cent in 2008-09 was higher than the zero growth forecast at budget time. Mining investment intentions and commodity exports have been stronger than expected, largely reflecting a lift in demand from China and the rest of Asia. Business and consumer confidence have improved sharply, the domestic financial system has remained strong, and domestic demand has been supported by fiscal and monetary stimulus. Accordingly, the Australian Government has revised up their national GDP forecasts for 2009-10 (from -1/2 per cent to 1 1/2 per cent) and for 2010-11 (from 2 1/4 per cent to 2 3/4 per cent). The RBA has begun removing emergency low levels of interest rates, with the downturn being not as severe as expected and the economic outlook improving.
3.3 NEW SOUTH WALES ECONOMY
NSW output is estimated to have grown by 1 per cent in 2008-09, better than expected at budget time and in line with the national average. NSW GSP growth is expected to strengthen to 1 1/2 per cent in 2009-10 and 2 1/2 per cent in 2010-11. This is a significant improvement on the budget forecasts of -1/2 per cent and 2 1/4 per cent, respectively.
Consumer spending in the first half of 2009 was stronger than expected at budget time, supported by fiscal policy and low interest rates. Household consumption rose by 0.4 per cent in the six months to June 2009, compared with a decline of 0.2 per cent in the six months to December 2008.
Partial indicators point to a slowing in household consumption which was expected as the federal stimulus payments waned, with real retail turnover declining by -0.1 per cent in NSW in the September quarter 2009. Notwithstanding the recent moderation, the outlook for consumer spending has improved, reflecting a strong increase in consumer sentiment to well above average levels; improving household wealth as house and equity prices have recovered; and diminished concerns about unemployment.

Page 24 of 46	2009-10 Half-Yearly Review

The recovery in dwelling investment is being moderated by tight credit conditions for developers. New South Wales has a relatively high proportion of multi-dwelling units that are most impacted by these conditions.
Total NSW dwelling approvals have been trending higher over the seven months to October 2009 and indicate a recovery in dwelling investment in 2009-10. Trend detached housing approvals have recovered to well above levels of a year ago, whilst approvals of multi-dwelling units have improved in recent months, and are around the levels of a year ago.
In the broader housing market there has been evidence of both improving demand and prices. Housing finance approvals indicate that first home buyer demand, supported by the first home owners grant boost, peaked in May 2009 but remains at high levels. The proportion of first home owners to total home buyers (excluding refinancing) has declined from 40.8 per cent in May 2009 to a still historically high 34.6 per cent in September 2009. Over recent months there has been an improvement in change-over buyer and investor demand which will help to sustain the housing recovery. NSW change-over buyer approvals rose 29.9 per cent in the September quarter 2009 compared to a year earlier and investor approvals were 24.4 per cent higher.
The outlook for business investment is stronger than at budget time reflecting improved business conditions and confidence returning to above long run average levels. Investment intentions for
2009-10 have been revised upwards across most sectors, although they remain below comparable expectations of a year ago. Looking further ahead, mining investment is now expected to strengthen in 2010-11 rather than contract as was expected at budget time. The NSW manufacturing and services exports sectors will, however, be constrained by the higher Australian dollar and initially modest global demand outside of the resource sector.
Private non-residential building investment is expected to be the softest component in business investment, consistent with low levels of non-residential building approvals, credit constraints and rising vacancy rates. However, this will be partially offset by the federal stimulus boost to the private education sector.
Plant and equipment spending is expected to be relatively subdued in 2009-10 as some spending was brought forward into 2008-09 to gain federal stimulus related tax concessions, but a solid recovery is expected through 2010-11 as profits improve and capacity utilisation rises.
Strong public investment reflecting the NSW Government’s record infrastructure program partly compensated for weaker trends in private investment in 2008-09 and it will continue to add to GSP growth in 2009-10.
Total state and local public investment rose by 27.4 per cent in real terms in 2008-09, contributing an estimated 0.9 percentage points to NSW GSP growth. The 35.6 per cent nominal increase in NSW total state capital expenditure expected in 2009-10 will continue to add to growth in the NSW economy, providing support for NSW jobs.
Since budget time, NSW has received below average rainfall from July to November, resulting in downward revisions to winter crop forecasts in NSW by ABARE. NSW Department of Primary Industries has increased its estimate of the proportion of NSW in drought to 73.6 per cent in November 2009 (from 60 per cent at budget time). Accordingly, farm production and rural exports will be weaker than expected at budget time.
NSW employment growth is expected to be flat in 2009-10 and rise by 3/4 per cent in 2010-11, considerably stronger than the -1 3/4 per cent and 1/4 per cent forecast at budget time. The recent fall in average hours and rise in part time employment is forecast to reverse ahead and thus slow the recovery in total employment (refer box 2.1).

2009-10 Half-Yearly Review	Page 25 of 46

The NSW unemployment rate is expected to peak at less than 7 per cent — a much lower level than forecast at budget time. In year average terms, however, the unemployment rate is expected to rise in 2009-10 and 2010-11, reflecting below trend economic growth in those years.
Consumer price inflation is forecast to be higher than at budget time in line with the stronger economic outlook. The Sydney CPI is forecast to increase by 2 1/4 per cent in the year to June 2010 and 2011, in line with the national headline average.
Better than expected economic outcomes and the upward revisions to the short-term economic forecasts to 2010-11 mean there is less spare capacity in the economy than expected at budget time. With less spare capacity available, the above-trend economic growth projections beyond 2010-11 have been revised lower. The NSW economy is now projected to grow at 3 3/4 per cent until the output gap is closed in 2014-15, one year sooner than forecast in the budget.

Page 26 of 46	2009-10 Half-Yearly Review

Box 3.1: NSW Labour Market
Aggregate employment in New South Wales peaked1 in March 2008. By June 2009, aggregate employment had declined by 46,200, but has since increased by 15,700 in the four months to October 2009. The outcome to date in 2009-10 is considerably stronger than expected at budget time and reflects better than expected activity in the economy as well as developments in the labour market.
There was a switch from full-time to part-time employment as aggregate employment softened. Since the March 2008 peak in total employment, NSW full-time employment declined by 91,700 to June 2009, while part-time employment rose by 45,500. The improvement in aggregate employment since June 2009 reflects a further rise of 18,500 in part-time employment, only partially offset by a decline of 2,800 in full-time employment.
National total hours worked (data is only available on a national basis), in the 12 months to October 2009 fell by 1.1 per cent. This reflects not only the switch from full-time to part-time work, but also lower full-time hours being worked as labour was hoarded in the slowdown. This also means that in the recovery phase, aggregate employment may be slow to grow initially, as hours worked recover first.
With a switch back to full-time employment and higher hours worked, a modest recovery in aggregate employment is expected as the economy strengthens. A continuation of recent strong growth in the working age population is expected to lead to a further small rise in the unemployment rate.
The NSW unemployment rate is expected to peak at less than 7 per cent in 2010, considerably lower than forecast at budget time. It is forecast to remain marginally above the national average. This situation has been the case for a number of years, principally due to abnormally low unemployment rates in the mining States during the commodity boom. More recently, higher interest rates impacted NSW more severely and the global financial crisis also impacted NSW disproportionately compared with other states. This led to the unemployment rate rising earlier in NSW. The increase in the unemployment rate from historic lows, however, remains the same in NSW as in the rest of Australia at around 2 percentage points.
In the four years to 2008-09, the NSW unemployment rate averaged 5.1 per cent compared to the national average of 4.7 per cent. Queensland averaged 4.2 per cent and WA 3.6 per cent in those four years.
The NSW unemployment rate has risen from a low of 4.2 per cent in February 2008 to 6.1 per cent in October 2009. In the rest of Australia, the unemployment rate has risen by a similar amount as in NSW — from a low of 3.7 per cent in August 2008 to 5.7 per cent in October 2009.

[1]	All data referred to in this box are in seasonally adjusted terms.

2009-10 Half-Yearly Review	Page 27 of 46

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Page 28 of 46	2009-10 Half-Yearly Review

4. BETTER SERVICES AND VALUE PLAN

At the time of the 2009-10 Budget, the Government reinforced its commitment to sustainable service delivery by announcing the Better Services and Value Plan to improve service delivery and contain expenditure growth over the forward estimates.
The Better Services and Value Plan has five comprehensive and coordinated initiatives to drive value-for-money and enhance frontline services. The Plan involves maintaining the Government’s wages policy, amalgamating 160 government agencies and offices into 13 clusters, a series of strategic whole-of-government expenditure reviews, in-depth expenditure reviews of agency activities and reviews of the financial performance of state owned corporations.
The Plan is being overseen by the Better Services and Value Taskforce. The Taskforce comprises four members: an independent chair, Mr Stephen Sedgwick, a former Secretary of the Commonwealth Department of Finance; Ms Kathleen Conlon, a private sector independent; and the Government’s two most senior public servants — the Director-General of the Department of Premier and Cabinet and the Secretary of the Treasury.
The Department of Premier and Cabinet provides advice direct to the Taskforce on agency amalgamations and remains responsible for the Government’s Wages Policy. Treasury supports the Taskforce and conducts the performance and efficiency reviews.
4.1 PROGRESS
The five initiatives of the Better Services and Value Plan are progressing well under the guidance of the Taskforce.
Wages
The Government will continue to maintain its wages policy, which requires wage outcomes in excess of 2.5 per cent to be offset by employee-related cost savings. The non-frontline staffing freeze implemented in the 2008-09 Mini-Budget also continues.
The Taskforce is enhancing the monitoring of employee-related expenses to ensure compliance with the government’s wages policy. Ensuring compliance with the Government’s wages policy is critical in containing expenditure growth over the forward estimates, as employee-related expenses account for nearly half of total expenses.
Agency Amalgamations
The 13 principal departments have been established by Administrative Order. The amalgamated NSW Government agencies are integrating their service delivery plans to remove cross-agency service gaps, reduce red tape and improve services to the community of NSW.
The Department of Premier and Cabinet is working closely with the agencies to develop a sector-wide corporate services reform strategy. The strategy will leverage the amalgamations to achieve economies of scale and rationalise management structures.
Strategic Whole-of-Government Expenditure Reviews
The strategic whole-of-government expenditure reviews are in discrete areas of government expenditure where there exists a substantial and well-documented evidence base to support reform and improve service delivery outcomes for the community.

2009-10 Half-Yearly Review	Page 29 of 46

Two strategic whole-of-government expenditure reviews have now commenced, in the areas of ICT and legal services, under the direction of interdepartmental steering committees. The ICT Review will establish a benchmarking process, allowing agencies to better understand their ICT expenditure and improve efficiency to meet savings targets of 5 per cent in 2010-11 and a further 10 per cent in 2011-12. This review is being conducted in close coordination with the shared corporate services reform strategy.
Under the legal services review, agencies have been requested to complete surveys to assist the steering committee to develop improved processes for the procurement and management of legal services to enhance value-for-money obtained from legal services expenditure.
In-depth Agency Expenditure Reviews
The in-depth agency expenditure reviews aim to realign growth in government expenditure with growth in revenues, providing a sustainable basis for service delivery, and to ensure that agency resources are allocated to deliver the best value for money.
The Department of Education and Training (DET) is the first major agency to work with Treasury on a review of agency expenditure. Two DET review projects have commenced: a strategic review of opportunities to increase efficiency and effectiveness across the agency and an in-depth review of school-based expenditure, which represents the largest share of DET expenditure. Both reviews are expected to be completed by early 2010.
The reviews are being conducted largely on-site within DET, using an evidence-based, collaborative approach. The review teams are resourced with key staff from the agency and Treasury, with support from independent consultants. A Steering Committee with representatives of Treasury, DET and the Department of Premier and Cabinet oversees each review project.
State Owned Corporations Strategic Performance and Board Reviews
The objective of the state owned corporation (SOC) strategic performance and board reviews is for the Government to become a more engaged and active shareholder in monitoring the performance of the SOC Boards and in ensuring the businesses are being managed as efficiently and effectively as possible. Treasury has also established a dedicated Commercial Management Directorate to monitor the ongoing performance of SOCs.
The Taskforce has commissioned the Independent Pricing and Regulatory Tribunal (IPART) to conduct a review on the productivity of SOCs. The review will quantitatively examine the productivity of the SOCs over time and indicate areas for further investigation in strategic performance reviews.
Three SOCs have been identified to participate in a strategic performance review in 2009-10 as part of a rolling program of reviews. The Taskforce will also review the composition and performance of SOC boards. The board performance evaluation methodology is in the final stages of development, with reviews expected to commence in early 2010.
4.2 NEXT STEPS
The Better Services and Value Plan’s five initiatives will help to drive improved efficiencies in agency operations, deliver a more sustainable budget and provide better outcomes for NSW residents and business.
The outcomes of the work being carried out under the Better Services and Value Plan, including the performance and efficiency reviews and the corporate services reform strategy, will be considered in the preparation of the 2010-11 Budget.

Page 30 of 46	2009-10 Half-Yearly Review

5. UNIFORM FINANCIAL REPORTING
5.1 UNIFORM PRESENTATION TABLES
A Uniform Presentation Framework (UPF) for financial aggregates has been agreed by the Australian Loan Council.
As part of the Framework, each jurisdiction is to publish a mid year report, i.e. a half-yearly review of the budget, by the end of February each year. The UPF tables are no longer prepared on a pure Government Finance Statistics (GFS) basis. The UPF tables have been prepared consistent with the 2009-10 Budget, in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. This standard adopts a harmonised GFS-GAAP reporting basis. The main differences in reporting on an AASB1049 basis compared with a GFS basis are outlined on pages 9-4 to 9-7 of 2009-10 Budget Paper No.2.
This UPF report includes operating statements, balance sheets and cash flow statements for the NSW general government sector, public non-financial corporation (PNFC) sector and non-financial public sector.
The Half-Yearly Review presents revised fiscal estimates for the current budget year and the three following years for the general government sector. In addition, revised estimates are presented for the PNFC sector and the non-financial public sector (i.e. a consolidation of the general government sector and the PNFC Sector). These revised estimates take into account fiscal and economic developments since the budget.
Table 5.1: General Government Sector Operating Statement

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	18,011	18,572	20,223	21,343	22,272
Grant and Subsidies
Commonwealth — general purpose	12,621	12,695	14,014	15,018	15,868
Commonwealth — national agreements	6,621	6,677	6,785	7,195	7,566
Commonwealth — national partnership payments	5,796	5,829	4,359	3,174	2,462
Other grants and subsidies	639	618	645	572	477
Sale of goods and services	3,859	3,835	4,384	4,611	4,845
Interest	390	379	345	338	354
Dividend and income tax equivalent income from other sectors	2,013	1,782	2,202	2,440	2,486
Other dividends and distributions	205	332	388	416	460
Fines, regulatory fees and other	2,803	3,286	3,630	3,425	3,404
Total Revenue from transactions	52,958	54,005	56,975	58,532	60,194

Expenses from Transactions
Employee	22,724	23,051	24,177	25,436	26,427
Superannuation
Superannuation interest cost	851	1,003	905	1,028	1,056
Other superannuation	2,177	2,167	2,216	2,235	2,250
Depreciation and amortisation	2,915	2,861	3,083	3,286	3,453
Interest	1,531	1,703	2,047	2,183	2,235
Other property	1	1	2	2	2
Other operating	11,426	11,576	12,158	12,577	12,859
Grants and Transfers
Current grants and transfers	8,274	8,233	8,002	8,144	8,535
Capital grants and transfers	4,049	4,430	3,513	3,087	2,849
Total Expenses from transactions	53,948	55,025	56,103	57,978	59,666

BUDGET RESULT — SURPLUS/(DEFICIT) [Net Operating Balance]	(990)	(1,020)	872	554	528

2009-10 Half-Yearly Review	Page 31 of 46

Table 5.1: General Government Sector Operating Statement (cont)

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	(3)	(119)	59	(65)	(70)
Other net gains/(losses)	396	571	487	570	619
Share of earnings from associates (excluding dividends)	35	36	47	49	58
Dividends from asset sale proceeds	113	100	346	52	11
Other	16	(83)	48	49	44

Operating result (accounting basis)	(433)	(515)	1,859	1,209	1,190

Other economic flows — other non owner movements in equity
Superannuation actuarial gains/(loss)	1,416	(593)	2,763	(205)	(204)
Revaluations	1,331	2,203	2,476	2,525	2,621
Net gain/(loss) on equity investments in other sectors	1,872	2,280	2,564	2,538	2,754
Net gain/(loss) on financial instruments at fair value	(7)	14	—	—	—
Other	—	(38)	—	—	—

Comprehensive result — total change in net worth before transactions with owners	4,179	3,351	9,662	6,067	6,361

KEY FISCAL AGGREGATES
Comprehensive result — total change in net worth before transactions with owners	4,179	3,351	9,662	6,067	6,361
Less: Net other economic flows	(5,169)	(4,371)	(8,790)	(5,513)	(5,833)

equals: Budget Result — net operating balance	(990)	(1,020)	872	554	528

less Net acquisition of non-financial assets
Purchases of non-financial assets	7,426	7,274	7,268	5,659	5,103
Sales of non-financial assets	(804)	(814)	(565)	(726)	(479)
less Depreciation	(2,915)	(2,861)	(3,083)	(3,286)	(3,453)
plus Change in inventories	9	8	(6)	(2)	(7)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	237	314	427	118	110
- other	22	70	55	43	(4)
equals Total net acquisition of non-financial assets	3,975	3,991	4,096	1,806	1,270

equals Net Lending/(Borrowing) [Fiscal Balance]	(4,965)	(5,011)	(3,224)	(1,252)	(742)

OTHER AGGREGATES
Capital expenditure(a)	7,663	7,588	7,695	5,777	5,212

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

Page 32 of 46	2009-10 Half-Yearly Review

Table 5.2: General Government Sector Balance Sheet

	June 2010	June 2010	June 2011	June 2012	June 2013
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	2,672	2,868	3,071	3,798	4,000
Receivables	4,972	5,745	5,758	5,372	5,269
Tax equivalents receivable	381	286	441	472	497
Financial assets at fair value	6,473	6,983	7,657	8,309	9,026
Advances paid	982	963	976	979	977
Deferred tax equivalents	4,632	4,952	4,913	4,972	5,016
Equity
Investments in other public sector entities	74,589	74,995	77,557	80,093	82,850
Investments in associates	1,099	1,085	1,132	1,181	1,238
Other	4	—	—	—	—

Total Financial Assets	95,804	97,877	101,505	105,176	108,873
Non-financial assets
Inventories	234	258	262	260	254
Forestry stock and other biological assets	7	7	7	7	7
Assets classified as held for sale	168	139	80	66	60
Investment properties	302	274	274	274	274
Property, plant and equipment
Land and Buildings	53,039	52,294	55,106	55,672	56,209
Plant and Equipment	7,486	7,715	7,824	7,784	7,698
Infrastructure Systems	48,829	54,824	58,837	62,761	66,449
Intangibles	928	1,088	1,116	1,033	940
Other	1,839	1,178	1,055	1,163	1,279
Total Non-financial Assets	112,832	117,777	124,561	129,020	133,170

Total Assets	208,636	215,654	226,066	234,196	242,043

Liabilities
Deposits held	53	64	57	60	63
Payables	3,023	3,325	3,369	3,521	3,558
Tax equivalents payable	10	19	7	15	14
Borrowings and derivatives at fair value	—	23	26	29	32
Borrowings at amortised cost	22,088	21,934	24,714	25,709	26,193
Advances received	807	806	778	747	716
Employee provisions	9,688	10,447	10,804	11,274	11,724
Superannuation provisions(a)	30,682	30,735	28,343	28,853	29,226
Deferred tax equivalent provisions	998	983	928	935	942
Other provisions	5,265	5,530	5,682	5,802	6,028
Other	2,438	2,423	2,331	2,157	2,092

Total Liabilities	75,052	76,289	77,039	79,102	80,588

NET ASSETS	133,584	139,365	149,027	155,094	161,455

Net Worth
Accumulated Funds	15,587	18,215	22,916	23,986	25,035
Reserves	117,997	121,150	126,111	131,108	136,420

NET WORTH	133,584	139,365	149,027	155,094	161,455

Net Financial Worth	20,752	21,588	24,466	26,074	28,285
Net Financial Liabilities	53,837	53,407	53,091	54,019	54,565
Net Debt(b)	12,821	12,013	13,871	13,459	13,001

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.

(b)	Net debt comprises of the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

2009-10 Half-Yearly Review	Page 33 of 46

Table 5.3: General Government Sector Cash Flow Statement

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	18,003	18,493	20,124	21,785	22,255
Receipts from sales of goods & services	4,226	4,236	4,754	4,852	5,081
Grants and subsidies received	25,658	25,831	25,805	25,958	26,363
Interest receipts	390	388	433	438	470
Dividends and income tax equivalents	1,495	1,525	1,969	2,314	2,536
Other receipts	4,616	4,904	5,624	5,564	5,669
Total Operating Receipts	54,388	55,377	58,709	60,911	62,374

Cash Payments for Operating Activities
Payments for employees	(22,488)	(22,606)	(23,700)	(24,944)	(26,002)
Payments for superannuation	(2,632)	(2,487)	(2,785)	(2,996)	(3,175)
Payments for goods & services	(12,989)	(13,191)	(13,558)	(14,006)	(14,273)
Grants & subsidies paid	(10,462)	(10,437)	(9,665)	(9,357)	(9,424)
Interest paid	(1,054)	(1,194)	(1,476)	(1,565)	(1,606)
Other payments	(2,834)	(2,884)	(2,821)	(2,822)	(2,859)
Total Cash Operating Payments	(52,459)	(52,799)	(54,005)	(55,690)	(57,339)

Net Cash Flows from Operating Activities	1,929	2,578	4,704	5,221	5,035

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	804	803	564	724	477
Purchases of non-financial assets	(7,428)	(7,378)	(7,262)	(5,651)	(5,123)

Net Cash Flows from Investments in Non-Financial Assets	(6,624)	(6,575)	(6,698)	(4,927)	(4,646)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	279	242	424	136	99
Payments	(426)	(421)	(79)	(62)	(63)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(147)	(179)	345	74	36

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	75	62	60	86	90
Payments	(607)	(1,051)	(376)	(348)	(388)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(532)	(989)	(316)	(262)	(298)

Cash Flows from Financing Activities
Advances repaid	(49)	(51)	(52)	(54)	(52)
Proceeds from borrowings	5,973	6,026	2,834	1,233	778
Repayments of borrowings	(554)	(1,124)	(626)	(536)	(587)
Deposits received (net)	(5)	(10)	(8)	2	1
Other financing (net)	—	14	—	—	—

Net Cash Flows from Financing Activities	5,365	4,855	2,148	645	140

Net Increase/(Decrease) in Cash Held	(9)	(310)	183	751	267

Page 34 of 46	2009-10 Half-Yearly Review

Table 5.3: General Government Sector Cash Flow Statement (cont)

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	1,929	2,578	4,704	5,221	5,035
Net cash flows from investments in non-financial assets	(6,624)	(6,575)	(6,698)	(4,927)	(4,646)

Cash Surplus/(Deficit)	(4,695)	(3,997)	(1,994)	294	389

Table 5.4: Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(4,695)	(3,997)	(1,994)	294	389
Assets acquired under finance leases	(237)	(314)	(427)	(118)	(110)
Other financing arrangements(a)	2	115	(5)	(7)	22

ABS GFS Surplus/(Deficit)	(4,930)	(4,196)	(2,426)	169	301

(a)     Comprises of movements in payables and receivables of a capital nature

2009-10 Half-Yearly Review	Page 35 of 46

Table 5.5: Public Non-financial Corporation Sector Operating Statement

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Grants and subsidies	5,414	5,282	5,162	4,735	4,603
Sale of goods and services	16,347	16,312	17,782	18,679	19,681
Interest	80	94	83	76	78
Other dividends and distributions	2	2	3	6	5
Other	717	594	716	670	717
Total Revenue from transactions	22,560	22,284	23,746	24,166	25,084

Expenses from Transactions
Employee	4,024	4,008	4,099	4,209	4,342
Superannuation
Superannuation interest cost	(36)	(162)	(59)	(61)	(63)
Other superannuation expenses	352	460	389	401	415
Depreciation and amortisation	2,829	2,890	3,067	3,265	3,465
Interest	1,555	1,719	1,948	2,200	2,445
Income tax expense	712	594	771	859	915
Other operating	9,162	9,557	9,910	10,031	10,329
Grants and transfers
Current grants and transfers	438	400	339	261	170
Capital grants and transfers	3	45	113	50	—
Total Expenses from transactions	19,039	19,511	20,577	21,215	22,018

NET OPERATING BALANCE — SURPLUS AFTER TAX	3,521	2,773	3,169	2,951	3,066

Other economic flows included in the operating result
Other net gains/(losses)	(94)	80	(259)	89	97
Other	(51)	(51)	(37)	(48)	(37)

Operating result (accounting basis)	3,376	2,802	2,873	2,992	3,126

Other economic flows — other non owner movements in equity
Superannuation actuarial gain/(loss)	117	(125)	386	(38)	(11)
Deferred tax direct to equity	—	(7)	—	1	1
Revaluations	80	1,030	1,015	1,169	1,169
Net gain/(loss) on financial instruments at fair value	(252)	(207)	(19)	(12)	(5)
Other	—	(4)	—	—	—

Comprehensive result — total change in net worth before transactions with owners	3,321	3,489	4,255	4,112	4,280

Page 36 of 46	2009-10 Half-Yearly Review

Table 5.5:	Public Non-financial Corporation Sector Operating Statement (cont)

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES
Comprehensive result — total change in net worth before transactions with owners	3,321	3,489	4,255	4,112	4,280
Less: Net other economic flows	200	(716)	(1,086)	(1,161)	(1,214)

equals: Net operating balance — surplus after tax	3,521	2,773	3,169	2,951	3,066

less Net acquisition of non-financial assets
Purchase of non-financial assets	10,114	10,263	9,940	8,988	8,410
Sales of non-financial assets	(500)	(488)	(474)	(386)	(287)
less Depreciation	(2,829)	(2,890)	(3,067)	(3,265)	(3,465)
plus Change in inventories	(2)	112	93	(44)	(1)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	219	213	303	560	560
- other	213	115	150	125	182
equals Total net acquisition of non-financial assets	7,215	7,325	6,945	5,978	5,399

equals Net Lending/(Borrowing) [Fiscal Balance]	(3,694)	(4,552)	(3,776)	(3,027)	(2,333)

OTHER AGGREGATES
Capital expenditure(a)	10,333	10,476	10,243	9,548	8,970
Dividends accrued(b)	1,249	1,131	1,362	1,508	1,489

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

(b)	Net borrowing for the PNFC sector excludes the impact of dividends accrued, and so may not fully reflect the sector’s call on the financial markets.

2009-10 Half-Yearly Review	Page 37 of 46

Table 5.6:	Public Non-financial Corporation Sector Balance Sheet

	June 2010	June 2010	June 2011	June 2012	June 2013
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	1,118	1,460	1,730	1,915	2,275
Receivables	2,125	2,192	2,140 2	,198	2,406
Tax equivalents receivable	10	19	7	15	14
Financial assets at fair value	792	902	926	814	873
Advances paid	37	57	55	64	121
Deferred tax equivalents	998	983	928	935	942
Equity investments in associates	—	—	—	—	—
Total Financial Assets	5,080	5,613	5,786	5,941	6,631

Non-financial assets
Inventories	1,098	1,147	1,235	1,185	1,178
Forestry stock and other biological assets	1,581	670	670	670	670
Assets classified as held for sale	50	45	41	41	34
Investment properties	1,263	1,495	1,249	1,402	1,994
Property, plant and equipment
Land and Buildings	45,121	45,236	46,849	47,348	47,270
Plant and Equipment	4,086	3,907	4,311	4,918	5,482
Infrastructure Systems	57,102	58,904	64,552	70,467	76,048
Intangibles	1,369	1,410	1,595	1,698	1,683
Other	231	335	293	311	307
Total Non-financial Assets	111,901	113,149	120,795	128,040	134,666

Total Assets	116,981	118,762	126,581	133,981	141,297

Liabilities
Deposits held	65	66	66	67	67
Payables	2,857	3,174	3,358	3,494	3,595
Tax equivalents payable	350	240	395	418	436
Borrowings and derivatives at fair value	409	212	145	141	141
Borrowings at amortised cost	27,974	28,400	33,469	37,989	42,365
Advances received	559	497	483	469	455
Employee provisions	2,073	2,110	2,150	2,176	2,235
Superannuation provisions(a)	1,977	1,616	1,227	1,223	1,210
Deferred tax equivalent provisions	4,632	4,952	4,913	4,972	5,016
Other provisions	1,659	1,642	1,732	1,856	1,834
Other	829	955	1,197	1,178	1,165

Total Liabilities	43,384	43,864	49,135	53,983	58,519

NET ASSETS	73,597	74,898	77,446	79,998	82,778

Net Worth
Accumulated Funds	41,607	41,635	43,195	44,595	46,215
Reserves	31,990	33,263	34,251	35,403	36,563
NET WORTH	73,597	74,898	77,446	79,998	82,778

Net Financial Worth	(38,304)	(38,251)	(43,349)	(48,042)	(51,888)
Net Financial Liabilities	38,304	38,251	43,349	48,042	51,888
Net Debt(b)	27,060	26,756	31,452	35,873	39,759

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.

(b)	Net debt comprises of the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Page 38 of 46	2009-10 Half-Yearly Review

Table 5.7:	Public Non-financial Corporation Sector Cash Flow Statement

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m
| | | | |
Cash Receipts from Operating Activities
Receipts from sales of goods & services	16,582	16,663	18,155	18,738	19,614
Grants and subsidies received	5,414	5,283	5,162	4,736	4,604
Interest receipts	80	96	83	76	79
Other receipts	2,258	2,453	2,585	2,292	2,431
Total Operating Receipts	24,334	24,495	25,985	25,842	26,728

Cash Payments for Operating Activities
Payments for employees	(4,243)	(4,123)	(4,283)	(4,415)	(4,523)
Payments for superannuation	(377)	(386)	(335)	(382)	(375)
Payments for goods & services	(9,340)	(9,913)	(9,869)	(9,842)	(9,970)
Grants & subsidies paid	(438)	(400)	(339)	(261)	(170)
Interest paid	(1,485)	(1,635)	(1,853)	(2,126)	(2,373)
Income tax equivalents paid	(642)	(528)	(760)	(965)	(1,028)
Other payments	(1,719)	(2,004)	(1,932)	(1,851)	(1,906)
Total Operating Payments	(18,244)	(18,989)	(19,371)	(19,842)	(20,345)

Net Cash Flows from Operating Activities	6,090	5,506	6,614	6,000	6,383

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	500	492	474	483	288
Purchases of non-financial assets	(10,123)	(10,588)	(9,926)	(8,935)	(8,502)

Net Cash Flows from Investments in Non-Financial Assets	(9,623)	(10,096)	(9,452)	(8,452)	(8,214)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	6	—	—	—	—
Payments	(57)	(34)	(19)	(72)	(78)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(51)	(34)	(19)	(72)	(78)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	72	289	48	191	39
Payments	(140)	(224)	(159)	(100)	(112)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(68)	65	(111)	91	(73)

Cash Flows from Financing Activities
Advances repaid	(190)	(190)	(360)	(30)	(32)
Proceeds from borrowings	5,404	5,888	5,397	4,724	4,191
Repayments of borrowings	(1,032)	(727)	(596)	(693)	(296)
Dividends paid	(820)	(975)	(1,209)	(1,360)	(1,507)
Deposits received (net)	(40)	(33)	1		1

Net Cash Flows from Financing Activities	3,322	3,963	3,233	2,641	2,357

Net Increase/(Decrease) in Cash Held	(330)	(596)	265	208	375

2009-10 Half-Yearly Review	Page 39 of 46

Table 5.7: Public Non-financial Corporation Sector Cash Flow Statement (cont)

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	6,090	5,506	6,614	6,000	6,383
Net cash flows from investments in non-financial assets	(9,623)	(10,096)	(9,452)	(8,452)	(8,214)
Dividends paid	(820)	(975)	(1,209)	(1,360)	(1,507)

Cash Surplus/(Deficit)	(4,353)	(5,565)	(4,047)	(3,812)	(3,338)

Table 5.8: Derivation of ABS GFS Public Non-financial Corporation Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(4,353)	(5,565)	(4,047)	(3,812)	(3,338)
Assets acquired under finance leases	(219)	(213)	(303)	(560)	(560)
Other financing arrangements(a)	9	322	(14)	(151)	92

ABS GFS Surplus/(Deficit)	(4,563)	(5,456)	(4,364)	(4,523)	(3,806)

(a)	Comprises of movements in payables and receivables of a capital nature.

Page 40 of 46	2009-10 Half-Yearly Review

Table 5.9: Non-financial Public Sector Operating Statement

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	17,035	17,439	18,996	20,049	20,907
Grants and Subsidies
Commonwealth — general purpose	12,621	12,695	14,014	15,018	15,868
Commonwealth — national agreements	6,621	6,677	6,785	7,195	7,566
Commonwealth — national partnership payments	5,796	5,829	4,359	3,174	2,462
Other grants and subsidies	443	450	494	454	411
Sale of goods and services	19,416	19,349	21,366	22,473	23,694
Interest	414	411	365	346	361
Dividend and income tax equivalent income from other sectors	52	57	69	73	82
Other dividends and distributions	207	334	391	423	465
Fines, regulatory fees and other	3,500	3,783	4,132	4,023	4,107
Total Revenue from transactions	66,105	67,024	70,971	73,228	75,923

Expenses from Transactions
Employee	26,736	27,050	28,260	29,630	30,753
Superannuation
Superannuation interest cost	816	841	846	967	993
Other superannuation	2,529	2,628	2,605	2,636	2,664
Depreciation and amortisation	5,745	5,751	6,149	6,551	6,918
Interest	3,031	3,360	3,932	4,315	4,610
Other property	1	1	2	2	2
Other operating	18,841	19,196	20,035	20,490	20,985
Grants and transfers expenses
Current grants and transfers	6,129	6,175	5,835	5,971	6,214
Capital grants and transfers	994	1,400	628	668	678
Total Expenses from transactions	64,822	66,402	68,292	71,230	73,817

NET OPERATING BALANCE — SURPLUS	1,283	622	2,679	1,998	2,106

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	(3)	(119)	59	(65)	(70)
Other net gains/(losses)	303	652	229	659	716
Share of earnings from associates (excluding dividends)	35	36	47	49	58
Other	(37)	(72)	(63)	(63)	(64)
Operating result (accounting basis)	1,581	1,119	2,951	2,578	2,746

Other economic flows — other non owner movements in equity
Superannuation actuarial gains/(loss)	1,532	(718)	3,149	(244)	(214)
Revaluations	1,411	3,206	3,574	3,766	3,860
Net gain/(loss) on equity investments in other sectors	12	(3)	15	(16)	(22)
Net gain/(loss) on financial instruments at fair value	(258)	(210)	(27)	(17)	(7)
Other	—	(43)	—	—	—

Comprehensive result — total change in net worth before transactions with owner	4,278	3,351	9,662	6,067	6,363

2009-10 Half-Yearly Review	Page 41 of 46

Table 5.9: Non-financial Public Sector Operating Statement  (cont)

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES

Comprehensive result — total change in net worth before transactions with owner	4,278	3,351	9,662	6,067	6,363
Less: Net other economic flows	(2,995)	(2,729)	(6,983)	(4,069)	(4,257)

equals: Net operating balance	1,283	622	2,679	1,998	2,106

less Net acquisition of non-financial assets
Purchase of non-financial assets	17,533	17,529	17,199	14,639	13,503
Sales of non-financial assets	(1,303)	(1,302)	(1,039)	(1,112)	(766)
less Depreciation	(5,745)	(5,751)	(6,149)	(6,551)	(6,918)
plus Change in inventories	7	120	87	(46)	(7)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	456	527	731	678	670
- other	236	185	203	168	178
equals Total net acquisition of non-financial assets	11,184	11,308	11,032	7,776	6,660

equals Net Lending/(Borrowing) [Fiscal Balance]	(9,901)	(10,686)	(8,353)	(5,778)	(4,554)

OTHER AGGREGATES
Capital expenditure(a)	17,989	18,056	17,930	15,317	14,173

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases

Page 42 of 46	2009-10 Half-Yearly Review

Table 5.10: Non-financial Public Sector Balance Sheet

	June 2010	June 2010	June 2011	June 2012	June 2013
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	3,791	4,328	4,801	5,713	6,275
Receivables	5,292	6,074	5,791	5,396	5,450
Tax equivalents receivable	31	—	—	—	—
Financial assets at fair value	6,957	7,547	8,135	8,599	9,332
Advances paid	459	523	548	575	644
Equity
Investments in other public sector entities	991	96	112	95	73
Investments in associates	1,100	1,085	1,132	1,181	1,238
Other	4	—	—	—	—

Total Financial Assets	18,625	19,653	20,519	21,559	23,012
Non-financial assets
Inventories	1,332	1,405	1,497	1,445	1,432
Forestry stock and other biological assets	1,588	677	677	677	677
Assets Classified as Held For Sale	218	184	121	107	94
Investment Properties	1,565	1,769	1,523	1,676	2,268
Property, plant and equipment
Land and Buildings	98,160	97,530	101,956	103,020	103,479
Plant and Equipment	11,572	11,623	12,135	12,701	13,180
Infrastructure Systems	105,931	113,727	123,389	133,229	142,497
Intangibles	2,298	2,499	2,711	2,731	2,623
Other	2,052	1,465	1,297	1,408	1,520
Total Non-financial Assets	224,716	230,879	245,306	256,994	267,770

Total Assets	243,341	250,532	265,825	278,553	290,782

Liabilities
Deposits held	118	130	124	127	130
Payables	5,521	5,969	6,136	6,479	6,535
Borrowings and derivatives at fair value	409	235	171	170	173
Borrowings at amortised cost	49,754	49,995	57,735	63,176	67,991
Advances received	807	807	777	747	716
Employee provisions	11,712	12,508	12,871	13,365	13,881
Superannuation provisions(a)	32,659	32,351	29,569	30,076	30,437
Other provisions	5,568	5,850	5,937	6,033	6,254
Other	3,209	3,322	3,478	3,286	3,210

Total Liabilities	109,757	111,167	116,798	123,459	129,327

NET ASSETS	133,584	139,365	149,027	155,094	161,455

Net Worth
Accumulated Funds	57,194	59,846	66,113	68,589	71,261
Reserves	76,390	79,519	82,914	86,505	90,194

NET WORTH	133,584	139,365	149,027	155,094	161,455

Net Financial Worth	(91,132)	(91,514)	(96,279)	(101,900)	(106,315)
Net Financial Liabilities	92,123	91,610	96,391	101,995	106,388
Net Debt(b)	39,881	38,769	45,323	49,333	52,759

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.

(b)	Net debt comprises of the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

2009-10 Half-Yearly Review	Page 43 of 46

Table 5.11: Non-financial Public Sector Cash Flow Statement

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	17,030	17,485	18,967	20,530	20,939
Receipts from sales of goods & services	20,501	20,579	22,616	23,251	24,388
Grants and subsidies received	25,411	25,594	25,578	25,781	26,285
Interest receipts	415	386	453	446	478
Dividends and income tax equivalents	98	105	60	69	75
Other Receipts	6,909	7,403	8,289	7,924	8,128
Total Operating Receipts	70,364	71,552	75,963	78,001	80,293

Cash Payments for Operating Activities
Payments for employees	(26,447)	(26,478)	(27,774)	(29,111)	(30,258)
Payments for superannuation	(3,009)	(2,873)	(3,120)	(3,378)	(3,550)
Payments for goods & services	(21,123)	(21,861)	(22,018)	(22,386)	(22,757)
Grants & subsidies paid	(5,564)	(5,610)	(4,928)	(4,966)	(5,149)
Interest paid	(2,483)	(2,731)	(3,266)	(3,622)	(3,908)
Other payments	(4,546)	(4,846)	(4,642)	(4,655)	(4,738)
Total Operating Payments	(63,172)	(64,399)	(65,748)	(68,118)	(70,360)

Net Cash Flows from Operating Activities	7,192	7,153	10,215	9,883	9,933

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	1,303	1,305	1,038	1,110	765
Purchases of non-financial assets	(17,543)	(17,968)	(17,179)	(14,480)	(13,615)

Net Cash Flows from Investments in Non-Financial Assets	(16,240)	(16,663)	(16,141)	(13,370)	(12,850)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	56	26	47	50	54
Payments	(448)	(434)	(85)	(84)	(133)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(392)	(408)	(38)	(34)	(79)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	146	351	108	278	128
Payments	(746)	(1,274)	(535)	(449)	(499)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(600)	(923)	(427)	(171)	(371)

Cash Flows from Financing Activities
Advances repaid	(49)	(51)	(52)	(54)	(52)
Proceeds from borrowings	11,369	11,907	8,217	5,939	4,947
Repayments of borrowings	(1,576)	(1,839)	(1,204)	(1,206)	(856)
Deposits received (net)	(43)	(43)	(7)	2	2
Other financing (net)	—	1	—	—	—

Net Cash Flows from Financing Activities	9,701	9,975	6,954	4,681	4,041

Net Increase/(Decrease) in Cash Held	(339)	(866)	563	989	674

Page 44 of 46	2009-10 Half-Yearly Review

Table 5.11:	Non-financial Public Sector Cash Flow Statement (cont)

	2009-10	2009-10	2010-11	2011-12	2012-13
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	7,192	7,153	10,215	9,883	9,933
Net cash flows from investments in non-financial assets	(16,240)	(16,663)	(16,141)	(13,370)	(12,850)

Cash Surplus/(Deficit)	(9,048)	(9,510)	(5,926)	(3,487)	(2,917)

Table 5.12:	Derivation of ABS GFS Non-financial Public Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(9,048)	(9,510)	(5,926)	(3,487)	(2,917)
Assets acquired under finance leases	(456)	(527)	(731)	(678)	(670)
Other financing arrangements(a)	11	436	(19)	(157)	114

ABS GFS Surplus/(Deficit)	(9,493)	(9,601)	(6,676)	(4,322)	(3,473)

(a)	Comprises of movements in payables and receivables of a capital nature

2009-10 Half-Yearly Review	Page 45 of 46

5.2 LOAN COUNCIL ALLOCATION
Table 5-13 presents the budget time estimates of the State’s Loan Council Allocation (LCA) for 2009-10 and a revised estimate taking into account fiscal and economic developments since the commencement of the budget.
Overall, the estimated Loan Council Allocation deficit of $10.1 billion for New South Wales for 2009-10 has improved and has been revised to a deficit of $8.3 billion. The variance of $1.8 billion since the 2009-10 Budget exceeds the tolerance limit of $1.4 billion set by Loan Council. This tolerance limit is calculated as 2 per cent of cash receipts from operating activities for the Non-Financial Public Sector.
The main reason for the variance is the turnaround in the memorandum items since budget time estimates. Memorandum items have grown due to a significant change in estimated 2009-10 superannuation fund earnings due to a partial rebound in the financial markets since 30 June 2009. Initially budgeted at 7.9 per cent per annum, these gains are unrealised and represent actual mark-to-market price increments of 8.8 per cent to 30 September 2009, with an assumed annualised investment return of 7.9 per cent thereafter.

Table 5.13:	Loan Council Allocation Estimates(a)

		2009-10	2009-10
		Budget time	Half-Yearly
		Estimate	Estimate
		$m	$m

	General government sector cash deficit/(surplus)	4,695	3,997
	Public Non-financial Corporations sector cash deficit/(surplus)	4,353	5,565
	Non-financial public sector cash deficit/(surplus)(b)	9,048	9,510
	Acquisitions under finance leases and similar arrangements (c)	445	91
Equals:	ABS GFS cash deficit/(surplus)	9,493	9,601
Minus:	Net cash flows from investments in financial assets for policy purposes (d)	(392)	(408)
Plus:	Memorandum items (e)	221	(1,684)

	Loan Council Allocation	10,106	8,325

(a)	Cash surplus/deficits and finance leases are displayed with the opposite sign to that under which they are reported in cash flow statements. That is, a surplus is displayed as a negative number and vice versa.

(b)	The non-financial public sector cash surplus/ (deficit) may not directly equate to the sum of the general government and public non-financial corporation cash deficits due to intersectoral transfers which are netted out.

(c)	Finance leases are shown as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus.

(d)	Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as which they are reported in cash flow statements.

(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that Loan Council has agreed should not be included in LCAs — for example, the funding of more than employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as statutory marketing authorities.
Privately Financed Projects
As confirmed at the 1997 Loan Council meeting, States are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the Government’s termination liabilities and disclosed as a footnote to, rather than a component, of LCAs.
2009-10 Contracts:       None to be reported.
2010-11 Contracts:       M2 Motorway
The Government is in negotiations with the current owner and operator of the M2 Motorway,
The Hills Motorway Limited, on a proposal for the upgrading of the M2 Motorway. The total cost of the Hills M2 upgrade is expected to be approximately $550 million. Financial close is expected in late 2010 with construction expected to be completed in late 2012.

Government Contingent Liability	To Be Determined

Page 46 of 46	2009-10 Half-Yearly Review